Exhibit 10(a)-6
TCF Financial Corporation
2016 Management Incentive Plan - Executive Award
1.    This TCF Financial Corporation 2016 Management Incentive Plan - Executive (this “Award”) is effective for the 2016 fiscal year of TCF Financial Corporation (“TCF”).  This Award is granted under and subject to the terms and conditions of the TCF Financial 2015 Omnibus Incentive Plan (the “Incentive Plan”).
2.    The participant shall sign a copy of this Award to acknowledge the terms of this Award.  Participants are those approved by the Compensation, Nominating, and Corporate Governance Committee (the “Committee”) of the TCF Board of Directors.
3.    The Award recipient is eligible to receive a cash payment not to exceed 200% of Target for each performance goal. Target for the Award recipient for each performance goal shall be [50% for Craig R. Dahl / 37.5% for other Award recipients] of the aggregate base salary paid to the Award recipient for the calendar year 2016. Payments shall be made to the Award recipient as set forth below:

•	Relative Return on Tangible Common Equity (“ROTCE”): The participant will be eligible to receive a cash incentive of an amount determined as follows:

▪	50% of Target if TCF’s ROTCE for 2016 is at the 35th percentile of the 2016 Peer Group (as defined below); or

▪	100% of Target if TCF’s ROTCE for 2016 is at the 50th percentile of the 2016 Peer Group; or

▪	200% of Target if TCF’s ROTCE for 2016 is at or above the 80th percentile of the 2016 Peer Group.

•	Relative Return on Average Assets (“ROA”): The participant will be eligible to receive a cash incentive of an amount determined as follows:

▪	50% of Target if TCF’s ROA for 2016 is equal to 80% of the average ROA of the 2016 Peer Group for 2016; or

▪	100% of Target if TCF’s ROA for 2016 is equal to the average ROA of the 2016 Peer Group for 2016; or

▪	200% of Target if TCF’s ROA for 2016 is equal to or above 120% of the average ROA of the 2016 Peer Group for 2016.

For results in between any of the levels set forth for each goal above, the payout will be interpolated in a linear fashion between payout levels. For performance below the lowest performance levels set forth above, no payouts will be made. ROA and ROTCE will be calculated excluding extraordinary or non-recurring items as well as the results from any businesses newly acquired or commenced by TCF (or its subsidiaries) during fiscal 2016. The 2016 Peer Group will be determined in accordance with the description in TCF’s proxy statement for the 2016 Annual Meeting of Stockholders, and will exclude any institutions which do not report results for the full 2016 year prior to February 15, 2017.
4.    The Committee may in its discretion, reduce or eliminate the amount of the incentive determined under this Award for any reason, and all Awards shall be subject to the terms of the Incentive Plan.  Among other things, participants will be assessed for incentive purposes based on their effectiveness in managing risk within their respective areas of accountability during the plan year. The risk management assessment will include review of relevant key risk indicators (KRIs) used in the TCF Enterprise Risk Management program. The Committee has authority to make interpretations under this Award and to approve all calculations made for this Award. Incentive compensation under this Award will be paid in cash as soon as possible following certification of the performance goals by the Committee, but no later than March 15, 2017.  A participant need not be employed by TCF (or the same subsidiary as employed by on the date of this Award) after December 31, 2016 in order to receive payment under the Award.
5.    The Committee may amend this Award from time to time as it deems appropriate, except that any such amendment shall be in writing and signed by both TCF and the participant and no amendment may contravene requirements of the Incentive Plan.  This Award shall not be construed as a contract of employment, nor shall it be considered a term of employment, nor as a binding contract to pay awards.
6.    This Award is effective for service on or after January 1, 2016.

7.    While the participant is actively employed with TCF or any of its subsidiaries, and, in the event of termination of employment by TCF or any of its subsidiaries or the participant for any reason for a period of one year after the participant’s termination of employment, the participant agrees that, except with the prior written approval of the Committee, the participant will not offer to hire, entice away, or in any manner attempt to persuade any officer, employee, or agent of TCF or any of its subsidiaries to discontinue his or her relationship with TCF or any of its subsidiaries nor will the participant directly or indirectly solicit, divert, take away or attempt to solicit business of TCF or any of its subsidiaries as to which the participant has acquired any knowledge during the term of the participant’s employment with TCF or any of its subsidiaries.
8.    This Award shall be governed by, and construed in accordance with, the laws of the State of Minnesota.
Acknowledgement
I have received, read, and acknowledge the terms of the foregoing Award and the Incentive Plan.

February __, 2016
Date	Signature